Exhibit 4.1

ANIXTER INC.
the Company,

ANIXTER INTERNATIONAL INC.
the Guarantor

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

First Supplemental Indenture

Dated as of May 14, 2020

FIRST SUPPLEMENTAL INDENTURE
FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), dated as of May 14, 2020, by and among Anixter Inc., a Delaware corporation (the “Company”), Anixter International Inc., a Delaware corporation, as Guarantor (the “Guarantor”), and Wells Fargo, National Association, a national banking association, as trustee (the “Trustee”).
RECITALS OF THE COMPANY
WHEREAS, the Company, the Guarantor and the Trustee executed and delivered an Indenture, dated as of August 18, 2015 (as amended, amended and restated, supplemented or otherwise modified prior to the date hereof, the “Indenture”);
WHEREAS, the Company issued its 5.50% Senior Notes due 2023 (the “Notes”) pursuant to the Indenture;
WHEREAS, $350,000,000 in aggregate principal amount of the Notes are currently outstanding;
WHEREAS, Section 9.02 of the Indenture provides that, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time Outstanding, the Company, the Guarantor and the Trustee may enter into an indenture supplemental to the Indenture for the purpose of amending or supplementing the Indenture (subject to certain exceptions);
WHEREAS, the Company desires to enter into, and has requested the Trustee to join with it and the Guarantor in entering into, this First Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.02 of the Indenture;
WHEREAS, the Guarantor has entered into that certain Agreement and Plan of Merger, dated as of January 10, 2020, by and among the Guarantor, WESCO International, Inc. (“WESCO International”) and Warrior Merger Sub, Inc. (“Merger Sub”), pursuant to which Merger Sub will be merged with and into the Guarantor (the “Merger”), with the Guarantor surviving the Merger and continuing as a wholly owned subsidiary of WESCO International;
WHEREAS, in connection with the Merger, the Company has solicited, and has received, all as certified by a certificate of the information and tender agent with respect to the Consent Solicitation, as the duly appointed proxy of such Holders, delivered to the Company and the Trustee consents from Holders representing at least a majority in aggregate principal amount of the Outstanding Notes to the amendments to the Indenture set forth in Article III hereof, upon the terms and subject to the conditions set forth in that certain Offer to Purchase and Consent Solicitation Statement of WESCO Distribution, Inc. and the Company dated April 30, 2020 (including any amendments, modifications or supplements thereto, the “Consent Solicitation”);
WHEREAS, all things necessary to make this First Supplemental Indenture a legal and binding supplement to the Indenture in accordance with its terms and the terms of the Indenture have been done;

WHEREAS, pursuant to Sections 1.02, 6.02 and 9.03 of the Indenture, an Officers’ Certificate and an Opinion of Counsel have been delivered to the Trustee each stating that the execution of this First Supplemental Indenture is authorized or permitted by the Indenture, and that the Company and the Guarantor have complied with all conditions precedent, if any, provided for in the Indenture relating to this First Supplemental Indenture; and
WHEREAS, the Company has requested that the Trustee execute and deliver this First Supplemental Indenture.
NOW, THEREFORE:
For and in consideration of the premises stated herein and the purchase of the Notes by the Holders thereof, the Company, the Guarantor and the Trustee covenant and agree, for the benefit of each other and the equal and proportionate benefit of the Holders of the Notes, as follows:
ARTICLE ONE
SCOPE OF SUPPLEMENTAL INDENTURE
Section 101. Scope. This First Supplemental Indenture constitutes a supplement to the Indenture and an integral part of the Indenture and shall be read together with the Indenture as though all the provisions thereof are contained in one instrument. Except as expressly amended by this First Supplemental Indenture, the terms and provisions of the Indenture shall remain in full force and effect.
ARTICLE TWO
DEFINITIONS
Section 201. Definitions and Other Provisions of General Application. For all purposes of this First Supplemental Indenture unless otherwise specified herein:
(a) all terms used in this First Supplemental Indenture which are not otherwise defined herein shall have the meanings they are given in the Indenture; and
(b) the provisions of general application stated in the first paragraph of Section 1.01 of the Indenture shall apply to this First Supplemental Indenture, except that the words “herein,” “hereof,” “hereto” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to the Indenture, or any particular Article, Section or other subdivision of the Indenture or this First Supplemental Indenture.
ARTICLE THREE
AMENDMENTS TO INDENTURE
Section 301. Amendments to Indenture. Effective immediately prior to the consummation of the Merger, the Indenture is hereby amended by deleting the following Sections of the Indenture and all references and definitions related thereto in their entirety, and the Company and the Guarantor shall be released from their respective obligations under the following provisions of the Indenture with respect to the Notes; provided that all such deleted Sections, references and definitions shall be replaced with the words “[Intentionally Omitted]”:

(a) Section 5.01(4), (5), (6), (7) and (8);
(b) Section 8.01 Consolidations, Mergers and Sales Permitted Subject to Certain Conditions;
(c) Section 10.04 Statement by Officers as to Default;
(d) Section 10.05 Restriction on Creation of Secured Debt;
(e) Section 10.06 Restriction on Sales and Leaseback Transaction; and
(f) Section 11.09 Purchase at the Election of Holders on a Change of Control.
Failure to comply with the terms of any of the foregoing provisions of the Indenture shall no longer constitute a default or Event of Default under the Indenture and shall not longer have any other consequence under the Indenture with respect to the Notes.
Section 302. Amendments to Notes. Effective immediately prior to the consummation of the Merger, the Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this First Supplemental Indenture.
ARTICLE FOUR
MISCELLANEOUS
Section 401. Trust Indenture Act of 1939. This First Supplemental Indenture shall incorporate and be governed by the provisions of the Trust Indenture Act that are required to be part of and to govern indentures qualified under the Trust Indenture Act.
Section 402. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. EACH OF THE COMPANY, THE GUARANTOR, AND THE TRUSTEE, AND BY ITS ACCEPTANCE THEREOF, EACH HOLDER OF A NOTE, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS FIRST SUPPLEMENTAL INDENTURE, THE NOTES, THE GUARANTEE OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 403. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this First Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this First Supplemental Indenture as to the parties hereto and may be used in lieu of the original First Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.
Section 404. Separability. In case any provision in this First Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 405. Ratification. The Indenture as supplemented and amended by this First Supplemental Indenture is in all respects ratified and confirmed. With respect to the Notes, the Indenture and this First Supplemental Indenture shall be read, taken and construed as one and the same instrument. All provisions included in this First Supplemental Indenture supersede any conflicting provisions included in the Indenture or the Notes unless not permitted by law. The Trustee accepts the trusts created by the Indenture, including as supplemented and amended by this First Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, including as supplemented and amended by this First Supplemental Indenture.
Section 406. Effectiveness. The provisions of this First Supplemental Indenture shall become effective as of the date hereof; provided, that, for the avoidance of doubt, the amendments to the Indenture set forth in Article III hereof shall not become operative until immediately prior to the consummation of the Merger. The Company will give prompt written notice to the Trustee that the amendments to the Indenture set forth in Article III hereof have become operative.
Section 407. Successors. All agreements of the Company and the Guarantor in this First Supplemental Indenture shall bind their successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.
Section 408. Trustee’s Disclaimer. The recitals contained herein shall be taken as the statements of the Company and the Guarantor and the Trustee makes no representation as to and assumes no responsibility for their correctness or liability in any manner whatsoever for or with respect to any of the recitals or statements contained herein. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, the Notes, any Guarantee, the consents obtained pursuant to the Consent Solicitation or any other aspect of the Consent Solicitation, the Merger, the Merger Agreement, the WESCO Transaction, or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantor. All of the provisions contained in the Indenture in respect of the rights, powers, privileges, and immunities of the Trustee shall be applicable in respect of this First Supplemental Indenture as fully and with like force and effect as though set forth in full herein.
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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

ANIXTER INC.
the Company

By: /s/ Theodore Dosch
Title: Executive Vice President—Finance and
Chief Financial Officer

ANIXTER INTERNATIONAL INC.
the Guarantor

By: /s/ Theodore Dosch
Title: Executive Vice President—Finance and
Chief Financial Officer

WELLS FARGO BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Gregory S. Clarke
Title: Vice President